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                                                                    Exhibit 99A

FOR IMMEDIATE RELEASE

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
                                                                            Kevin
                                                         INVESTOR CONTACT:  Helmintoller
                                                                            410-953-1218

                                                         MEDIA CONTACT:     Erin Somers
                                                                            410-953-2405
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                     MAGELLAN ENTERS INTO LETTER AGREEMENT
                      FOR PROPOSED RESTRUCTURED OWNERSHIP
                      OF CHARTER BEHAVIORAL HEALTH SYSTEMS
                 COMPANY DIVESTS HOSPITAL-BASED PROVIDER ASSETS

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COLUMBIA, Md.--August 16, 1999--Magellan Health Services, Inc. (NYSE:MGL), today announced it has entered into a binding letter agreement, dated August 10, 1999, with Crescent Real Estate Equities Company (Crescent), Crescent Operating, Inc., and Charter Behavioral Health Systems, LLC (CBHS), relating to a proposed recapitalization of CBHS and restructuring of relationships among the parties.

Under the letter agreement, and consistent with Magellan's strategy of exiting the hospital provider business, Magellan has agreed that it will, at the closing of the transactions, transfer its remaining hospital-based assets to CBHS. These assets include Magellan's interest in the hospital-based joint ventures, franchise and call center operations, the Charter name and related intellectual property, and certain other assets. In addition, Magellan will cancel any accrued franchise fees due from CBHS. Thereafter, Magellan will no longer be obligated to provide franchise services to CBHS.

Magellan will also effectively transfer 80 percent of its CBHS common interest and all of its preferred interest to CBHS, leaving Magellan with a 10 percent common membership interest, and Crescent Operating with a 90 percent common membership interest and 100 percent of the preferred membership interest in CBHS. Additionally, it is anticipated that CBHS management and staff will have the opportunity to acquire up to 30 percent of CBHS common membership interests.

In connection with the execution of the letter agreement, Magellan, CBHS, Crescent and Crescent Operating have agreed to provide each other with mutual releases of all claims and disputes against each other, with certain specified exceptions, and Crescent has deferred the August 1999 rent due from CBHS to the last four months of 1999. Additionally, with the execution of the letter agreement, the $2.5 million held in escrow in connection with a pending arbitration between Magellan and Crescent Operating was released to Crescent Operating.

Magellan and CBHS also have modified and extended their existing arrangement, which designates CBHS a preferred provider of inpatient acute behavioral health services.

"This transaction is a long anticipated and critical step in achieving our goal of being a specialty managed care organization," said Henry T. Harbin, president and CEO of Magellan Health Services. "From a financial perspective, it will represent an improvement of both future earnings and cash flow through the elimination of franchise expenses. And, most importantly, this divestiture enables our executive management to focus more fully on business development activities related to our core operations."

The closing of the transactions contemplated by the letter agreement is anticipated to take place within 30 days, subject to the satisfaction of certain customary closing conditions and consents, and other contingencies. If the closing does not occur within 30 days, the letter agreement will terminate unless extended by the parties.

                                     -more-
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Magellan Health Services, Inc., is the nation's leading specialty managed care organization. The Company comprises three main business units: Magellan Behavioral Health, the nation's largest managed behavioral health care organization, covering 65 million members; Magellan Specialty Health, a manager of specialist networks and disease management programs for over three million health plan members; and National MENTOR, which provides community-based services to nearly 6,400 individuals.

Certain of the statements in this press release including, without limitation, statements regarding future earnings and cash flow and transaction completion, constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Risk factors such as the ability to successfully integrate acquisitions, ability to consummate strategic alternatives, ability to generate new business, the impact of governmental/regulatory issues and the ability to complete definitive agreements related to the transaction discussed and other factors could have a material adverse impact on the Company or prevent the Company from obtaining the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements--The Company" and "Cautionary Statements--CBHS" in Magellan's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended, filed with the Securities and Exchange Commission on March 30, 1999 and the Company's most recent Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 16, 1999.

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